Exhibit 99.1

GAPSHARE

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2003 and 2002	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2003	3

Notes to Financial Statements	4–7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2003

Form 5500, Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)	9

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Administrative Committee and Participants

GapShare

We have audited the accompanying statements of net assets available for benefits of GapShare (the “Plan”) as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for benefits for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2003 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic 2003 financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

May 28, 2004

GAPSHARE

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2003 AND 2002

	2003	2002
INVESTMENTS—At fair value:
Registered investment funds	$239,585,447	$174,974,391
Common collective trust funds	44,932,382	25,375,214
Common stock - The Gap, Inc. common stock	140,514,060	96,507,690
Participant loans	11,672,278	11,520,796

Total investments—at fair value	436,704,167	308,378,091
Cash	8,015	17,649
Contributions receivable	803,701	725,751
Interest receivable	136,947	2,579

NET ASSETS AVAILABLE FOR BENEFITS	$437,652,830	$309,124,070

See notes to financial statements.

GAPSHARE

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2003

2003
ADDITIONS:
Investment income:
Dividends and interest	$1,446,354
Net appreciation in fair value of registered investment funds	37,610,615
Net appreciation in fair value of Gap, Inc. common stock	46,877,419
Net appreciation in fair value of common collective trusts	8,032,598

Total investment income	93,966,986

Contributions:
Employer	27,061,762
Participants and other	43,498,696

Total contributions	70,560,458

Total additions	164,527,444
DEDUCTIONS:
Benefits paid to participants	35,552,830
Administrative expenses	445,854

Total deductions	35,998,684

INCREASE IN NET ASSETS	128,528,760
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	309,124,070

End of year	$437,652,830

See notes to financial statements.

GAPSHARE

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

1.	DESCRIPTION OF PLAN

GapShare (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

The Plan qualifies under sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and after one year of employment with the Company upon completion of a minimum of 1,000 hours of service.

The minimum level of participant contributions is 1% of total compensation. Total contributions may not exceed a maximum of 30% of total compensation on a pre-tax basis and 21% of total compensation on an after-tax basis subject to certain Internal Revenue Code limitations.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2003, the formula provided for $1 of Company contributions for each $1 of participant basic contributions, up to a maximum of 4% of the participant’s total compensation on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, may not exceed 100% of the participant’s taxable compensation for the year or $40,000 for the year ended December 31, 2003, whichever is less.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Contribution allocations to the Gap Stock Fund may not exceed 50% of total contributions. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Investment Options—American Express Trust Company is the Plan Trustee. At December 31, 2003 and 2002, the Plan’s assets were invested in a number of registered investment funds, common collective trusts, and The Gap Stock Fund.

The Gap Stock Fund is invested in common shares of The Gap, Inc., and a small amount of short-term investments. This fund may provide the greatest potential for either loss or gain since it is invested in the common stock of a single company. The Trustee buys shares of The Gap, Inc. common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of the Gap Stock Fund or who take distributions or withdrawals from the Gap Stock Fund in the form of cash. At December 31, 2003 and 2002, the Gap Stock Fund held 6,054,031 shares ($23.21 per share) and 6,218,279 shares ($15.52 per share), respectively, of The Gap, Inc. common stock.

Vesting—All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans—For a fee of $30 to $50 (depending on the loan term), participants may apply to receive a loan of up to the lesser of 50% of their vested account or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless the loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the current prime rate (as stated in The Wall Street Journal) in effect at the time the loan is made and interest is compounded monthly. As of December 31, 2003 there were 3,387 such loans, with interest rates ranging from 5.00% to 10.50% maturing from 2004 to 2017.

Automatic Enrollment—The Plan adopted an automatic enrollment provision effective July 1, 2001. Under this provision, eligible employees become automatically enrolled in the Plan at a contribution rate of 2% of pre-tax compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to the AET Balanced II Fund unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits—Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant reaches the age of sixty. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses—Administrative expenses of the Plan are paid by the Plan as provided in the Plan document and are allocated to participant accounts with market value over $200. Each account is charged the same dollar amount of fees on a quarterly basis.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments, including registered investment funds, common collective trusts, and common stock. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition—The AET Money Market I Fund, the AET Equity Index II Fund, and the AET Balanced II Fund are valued by the Trustee at fair market value at the end of each Plan year. All other investments, including The Gap, Inc. common stock, are valued using quoted market prices. Participant loans are carried at amortized cost, which approximates fair value.

Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Distributions to participants are recorded when paid.

3.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits is as follows as of December 31:

	2003	2002
AXP Cash Management Fund	$31,301,809	$28,565,227
AXP New Dimensions Fund, 3,124,962, and 2,831,116 shares, respectively	74,624,095	54,555,614
Franklin Small Capital Growth Fund, 1,258,008, and 1,092,989 shares, respectively	38,017,011	23,991,098
Janus World Wide Fund, 735,286, and 631,198 shares, respectively	29,073,194	20,280,396
Pimco Total Return Fund, 3,238,699, and 2,807,908 shares, respectively	34,686,465	29,960,379
The Gap, Inc Common Stock, 6,054,031, and 6,218,279 shares, respectively	140,514,060	96,507,690
AET Equity Index II Fund, 970,076, and 863,172 shares, respectively	30,775,657	21,355,750

4.	FEDERAL INCOME TAX STATUS

The Plan qualifies as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service dated September 15, 1998. The Plan sponsor believes that the Plan continues to qualify for tax exempt status. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

6.	PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of common collective trust funds managed by American Express. American Express is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During 2003, plan administrative expenses of $445,850 were paid to American Express from plan assets.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

December 31, 2003
Assets available for benefits per the financial statements	$437,652,830
Less: Contributions receivable	(803,701)

Assets available for benefits per Form 5500	$436,849,129

Year Ended December 31, 2003
Total contributions per the financial statements	$70,560,458
Less: Increase in Contributions Receivable	(77,950)

Total contributions per Form 5500	$70,482,508

Year Ended December 31, 2003
Total deductions per the financial statements	$35,998,684
Add: Change in deemed loans	135,962
Add: Transfer of assets to the plan	6,950

Total deductions per Form 5500	$36,141,596

* * * * * *

SUPPLEMENTAL SCHEDULE

GAPSHARE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE H: SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2003

Identity of Issuer or Borrower	Description of Investment	Cost	Fair Value
AXP Cash Management Fund	Registered Investment Fund	$31,301,746	$31,301,809

Alliance Growth and Income	Registered Investment Fund 1,327,993 shares	3,809,735	4,501,897

AXP New Dimensions Fund	Registered Investment Fund 3,124,962 shares	63,146,572	74,624,095

Franklin Small Capital Growth Fund	Registered Investment Fund 1,258,008 shares	40,019,899	38,017,011

Domini Social Equity Fund	Registered Investment Fund 697,496 shares	21,181,629	19,048,605

Janus World Wide Fund	Registered Investment Fund 735,286 shares	32,653,876	29,073,194

Neuberger B. Genesis Trust	Registered Investment Fund 225,017 shares	6,892,897	8,332,371

Pimco Total Return Fund	Registered Investment Fund 3,238,699 shares	34,463,018	34,686,465

The Gap, Inc. common stock	Common Stock 6,054,031 shares	32,112,586	140,514,060

AET Money Market I Fund *	Common Collective Trust	2,284,522	2,284,522

AET Equity Index II Fund *	Common Collective Trust 970,076 shares	28,218,620	30,775,657

AET Balanced II Fund *	Common Collective Trust 1,287,378 shares	10,951,307	11,872,203

Participant loans	3,387 loans with interest rates from 5.00% to 10.50% maturing from 2004 to 2017	11,672,278	11,672,278

TOTAL		$318,708,685	$436,704,167